Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

STANLEY, INC.

The corporation was incorporated under the name “Stanley, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 31, 2002. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted by the Board of Directors of Stanley, Inc. and approved by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation (hereinafter the “Corporation”) is Stanley, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is 200,500,000 shares, consisting of (a) 200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and (b) 500,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03  Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

SECTION 4.04  Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

SECTION 4.05  Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

SECTION 5.01  Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of the directors of the Corporation shall be fixed from time to time by the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.02  Filling of Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 5.03  Qualifications of Directors. There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Restated Certificate of Incorporation.

ARTICLE VI

SECTION 6.01  Bylaws. In furtherance of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by a vote of a majority of the entire Board or such greater vote as shall be specified in the Bylaws.

ARTICLE VII

SECTION 7.01  Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

SECTION 8.01  Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE IX

SECTION 9.01  DGCL Section 203. The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

IN WITNESS WHEREOF, I, Scott D. Chaplin, General Counsel and Secretary of Stanley, Inc., have executed this Restated Certificate of Incorporation as of the 28th day of August, 2006.

/s/ Scott D. Chaplin
Name:	Scott D. Chaplin
Title:	General Counsel and Secretary